Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ACQUIRES COAL PROPERTY IN CENTRAL APPALACHIA

RADNOR, Pa., May 26, 2006 -- Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced the acquisition of the lease rights to approximately 69 million tons of coal reserves from a private seller for $65 million of cash. The purchase was funded using the Partnership's credit facility.

The leased reserves are located on approximately 20,000 acres in Logan, Boone and Wyoming Counties, West Virginia.  The reserves include approximately 21 million tons of compliance and high quality steam coal, which are currently being surface mined and produced at the rate of approximately 2.3 million tons per year.  The reserves also include approximately 27 million tons of compliance grade deep mineable steam coal and approximately 21 million tons of deep mineable high volatile metallurgical coal.  PVR has entered into sublease agreements with experienced operators who plan to use an existing permit to develop an initial deep mine expected to begin production in 2007 and to apply for permits necessary to develop additional deep mines over the next four years. All mines on the property are expected to be fully operational by approximately 2011 and annual production from the property is expected to exceed three million tons by 2009. The acquisition is expected to be accretive to net income, and cash flow from operations from the property over the first 12 months is expected to be $4.0 to $4.5 million.

A. James Dearlove, Chief Executive Officer of the Partnership's general partner, said, "This acquisition of very high quality Central Appalachian coal demonstrates our continuing commitment to this core coal producing region. We expect coal production from the property by 2009 to be sustainable at over three million tons per year for the following ten years. Acquisitions of this type are important to PVR's ability to sustain and increase coal related cash flows over the long term."

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership's website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: whether or not the acquisition will be cash flow accretive; delays in the anticipated dates of coal mining operations; the volatility of coal prices; the projected demand for coal; the extent to which the amount and quality of actual production differs from estimated recoverable coal; potential equipment malfunction and repair delays; unanticipated geological problems; and the legislative or regulatory environment

Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVR's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.